Exhibit 4.2.13


                                                           EXECUTION COUNTERPART




                           WAIVER UNDER NOTE AGREEMENT


         This Waiver, entered into as of July 3, 2000, by and among CONE MILLS CORPORATION (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Purchaser").

                             PRELIMINARY STATEMENTS

         1. The parties hereto have executed and delivered that certain Note Agreement dated as of August 13, 1992 (as previously amended and as it may be further amended, modified or supplemented, the "Note Agreement").

         2. The Company has requested a waiver of paragraph 5L of the Note Agreement.

         3. Purchaser is willing to enter into this Waiver subject to the satisfaction of conditions and terms set forth herein.

         4. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Waiver. Provided that the conditions set forth in Section 2 below are met on or prior to the date hereof and the Company does not enter into a revolving credit facility during the waiver period, Purchaser hereby waives until 5:00 p.m., July 14, 2000 the Company's compliance with the covenant set forth in paragraph 5L of the Note Agreement. If the Company enters into a revolving credit facility or after 5:00 p.m., July 14, 2000, this waiver shall have expired and have no further effect.

         2. Conditions of Effectiveness. This Waiver shall become effective when, and only when,

         (a) Purchaser shall have received a counterpart of this Waiver executed by the Company; and

         (b) The representations and warranties contained herein shall be true on and as of the date hereof; there shall exist on the date hereof, no Event of Default or Default except as specifically waived herein; there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since January 3, 2000; and the Company shall have delivered to Purchaser an Officer's Certificate to such effect.
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         3. Representations and Warranties.

         (a) The Company hereby repeats and confirms each of the representations and warranties made by it in the Note Agreement as though made on and as of the date hereof.

         (b) The Company further represents and warrants as follows:

                  (i) The execution, delivery and performance by the Company of this Waiver is within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

                  (ii) This Waiver constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

                  (iii) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement.

         4. Miscellaneous.

         4A. Reference to and Effect on the Note Agreement.

         (a) Except as specifically waived above, the Note Agreement and the Notes, and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed by the Company.

         (b) The execution, delivery and effectiveness of this Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or its Notes, nor constitute a waiver of any provision of any of the foregoing.

         4B. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder in connection with the preparation, execution and delivery of this Waiver, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Waiver, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 4B.
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         4C. Execution in Counterparts. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         4D. Governing Law. This Waiver shall be governed by, and construed in accordance with, the laws of the State of New York.

         4E. No Default or Claims; Waiver. To induce Purchaser to enter into this Waiver, the Company hereby acknowledges and agrees that, as of the date hereof, (i) no Default or Event of Default exists, (ii) no right of offset, recoupment, defense, counterclaim, claim or objection exists in favor of the Company arising out of or with respect to any of the Notes or other obligations of the Company owed to any holder of a Note, and (iii) Purchaser has acted in good faith and has conducted its relationships with the Company in a commercially reasonable manner in connection with the negotiations, execution and delivery of this Waiver and in all respects in connection with the Note Agreement, the Company hereby waiving and releasing any such claims to the contrary that may exist as of the date of this Waiver.

         4F. Expiration. In the event that each of the conditions specified in paragraph 2 above has not been satisfied on or prior to 5:00 p.m. on July 3, 2000, this Waiver shall become null and void and of no force or effect.


                           [Signatures on Next Page.]
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         IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                            CONE MILLS CORPORATION


                                            By  Gary L. Smith
                                               -------------------------------
                                              Title: EVP and CFO


                                            THE PRUDENTIAL INSURANCE
                                               COMPANY OF AMERICA


                                            By  Robert R. Derrick
                                               -------------------------------
                                              Title: VP